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                                                                  EXHIBIT (A)(5)

                                     KTI, INC.

           OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE OUTSTANDING
          8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004 OF KTI, INC.
                  AT 100% OF THE PRINCIPAL AMOUNT OF THE NOTES

  SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 10, 2000 UNLESS EXTENDED (THE "EXPIRATION DATE"). NOTES TENDERED IN THE
    OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE CLOSE OF BUSINESS ON THE
                  BUSINESS DAY FOLLOWING THE EXPIRATION DATE.

                                                                MARCH 2, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    Enclosed for your consideration is an Offer to Purchase, dated March 2, 2000 (as the same may be amended from time to time, the "Offer to Purchase"), and a form of Letter of Transmittal and instructions thereto (the "Letter of Transmittal") relating to the offer (the "Offer") by KTI, Inc. (the "Company") to purchase for cash all of the outstanding 8 3/4% Convertible Subordinated Debentures due 2004 of the Company (the "Notes") at 100% of the principal amount thereof, plus accrued and unpaid interest thereon up to but excluding the date of payment.

    We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Notes, except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

    Enclosed is a copy of each of the following documents for forwarding to your clients:

    1. The Offer to Purchase.

    2. A Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in connection with the tender of Notes by record holders and for the information of your clients.

    3. A form of letter addressed "To Our Clients" that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer.

    4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Notes are not lost but not immediately available, or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date.

    Your prompt action is requested. Notes tendered pursuant to the Offer may be validly withdrawn, subject to the procedures described in the Offer to Purchase, at any time prior to the Expiration Date.

    Please refer to "Procedures for Tendering Notes" in the Offer to Purchase for a description of the procedures which must be followed to tender Notes in the Offer.
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    Additional copies of the enclosed materials may be obtained from Lisa
Derryberry at SunTrust Bank, the Depositary for the Offer, at (407) 237-4791.

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                                               Very truly yours,

                                               KTI, Inc.
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    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY
PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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